Exhibit 10.19.8
AVERY DENNISON CORPORATION
PERFORMANCE UNIT AGREEMENT
THIS AGREEMENT, dated * , is made by and between Avery Dennison Corporation, a Delaware corporation, hereinafter referred to as the “Company,” and * , an employee of Company or a Subsidiary of Company, hereinafter referred to as “Employee.”
WHEREAS, Company wishes to grant to Employee an Award of Performance Units (“PUs”) under the terms of the Employee Stock Option and Incentive Plan, as amended and restated (“Plan”);
WHEREAS, the Compensation and Executive Personnel Committee of the Company’s Board of Directors (hereinafter referred to as the “Committee”), appointed to administer the Plan, or the Company’s Chief Executive Officer (“CEO”), has determined that it would be to the advantage and best interest of Company and its shareholders to grant the PUs (the “PU Award”) to Employee as an inducement to remain in the service of Company or its Subsidiaries and as an incentive for increased efforts during such service; and
WHEREAS, the Committee or the CEO has advised the Company of the PU Award and instructed that this PU Award be issued;
NOW, THEREFORE, Company and Employee agree as follows:
ARTICLE I — DEFINITIONS
     Terms not defined in this Agreement shall have the meaning given in the Plan.
ARTICLE II — TERMS OF AWARD
2.1 PU Award
     As of the date of this Agreement, the Company grants to Employee a PU Award representing a right to receive * shares of the Company’s Common Stock in the future, assuming that the Company’s results at the end of the performance period produce 100% of the target performance, subject to the terms and conditions set forth in this Agreement, the Award Notice and the Plan. Each PU Award represents one hypothetical share of Common Stock of the Company at 100% target performance. The PU Award shall be held on the books and records of the Company (or its designee) for the Employee’s PU account but shall not represent an equity interest in the Company until such time as actual shares shall be issued to the Employee. The PU Award shall be earned, vested and paid as set forth in this Agreement.
2.2 Performance Period
     (a) No portion of the PU Award may be sold, transferred, assigned, pledged or otherwise encumbered by the Employee until the PU Award is earned and the shares are issued. Employee must be employed by the Company from the date of this Agreement until the date that the PU Award is earned and vested. The “Performance Period” shall be January 1, 2009 through December 31, 2011. At the end of the Performance Period, the specific number shares of Common Stock to be issued to the Employee under the PU Award shall be determined based on the Company’s results during the Performance Period, compared against the performance metric[s] (“Metric” or “Metrics”), approved by the Committee (as modified by any adjustment items approved by the Committee), except as provided in Sections 2.3 through 2.5.
     (b) Except as provided in Sections 2.3 through 2.5, the PU Award will be earned and vested on the date of the Committee’s certification of results in 2011.
     {The Metrics is ___} {The Metrics are: {___}. {For the peer group performance comparison needed to determine whether the portion of the PU Award Metric related to Total Shareholder Return

(“TSR”) is earned, the TSR for the S&P 500 Industrials and Materials subsets will be used.}
     (c) Subject to the other provisions of this Agreement, if the Employee’s employment with the Company is terminated, the PU Award, which has not been earned by the time of the Employee’s Termination of Employment, shall be forfeited by the Employee.
2.3 Change of Control
     In the event of a Change of Control, the PU Award granted to Employee pursuant to this Agreement will be earned and vested at 100% target performance as of the date of such Change in Control regardless of the Company’s actual performance.
2.4 Death; Disability
     If Employee’s employment with the Company or its Subsidiaries terminates by reason of Employee’s death or Disability (as defined in the Employee’s employment agreement or related agreement with the Company, or in the absence of such agreement in the Plan) the PU Award will be earned and vested based on a prorated time-based formula starting with the actual month of service completed by the Employee during the Performance Period divided by the total months in the original Performance Period (in this case 36) multiplied by the number of shares in the PU Award assuming 100% target performance.
2.5 Retirement
     PU Awards, granted to employees who are eligible and retire under the Company’s pension plan, will be earned and vested on a prorated time-based formula starting with January 1, 2009, with each month of service representing 1/36th of the Award (calculated at 100% target performance) as of the Termination of Employment.
2.6 Adjustments in PU Award
     In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or other similar restructuring, the Committee or the Company shall make an appropriate and equitable adjustment in the number and kind of shares represented by the PU Award granted hereunder. Such adjustment shall be made with the intent that after the change or exchange of shares, the Employee’s proportionate equity interest in the Company shall be maintained as it was before the occurrence of such event.
ARTICLE III — ISSUANCE OF COMMON STOCK; SHAREHOLDER RIGHTS
3.1 Conditions to and Issuance of Common Stock
     The shares of Common Stock deliverable for the PU Award, or any part thereof, may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. Issuance of shares of Common Stock is subject to the following conditions:
     (a) The receipt by the Company of full payment or withholding for all related taxes. The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this PU Award or the vesting of the PU Award hereunder. The Company or the Employee may elect to satisfy such withholding tax obligation by having the Company retain PUs having a fair market value equal to the Company’s minimum withholding obligations;
     (b) Subject to Section 4.4 below, the Company shall issue via electronic transfer to the Employee’s brokerage account the number of shares of Common Stock represented by the number of vested PUs (less withholding taxes) as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the calendar year in which the PUs vests, except that in the cases of Termination of Employment by reason of death/Disability under Section 2.4, the PUs shall be paid on the first day of the seventh (7th) calendar month beginning after the Employee’s Termination of Employment. Delivery of these shares of Common Stock shall satisfy the Company’s obligations under this Agreement; and

     (c) The Employee shall establish an equity account with a broker designated by the Company (currently Charles Schwab) so that the net shares from vested PUs (after withholding for applicable taxes) may be electronically transferred to the Employee’s account.
3.2 Shareholder Rights
     The Employee shall have no rights as a shareholder of the Company with respect to this PU Award until shares are issued to the Employee and the Employee shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.
ARTICLE IV — MISCELLANEOUS
4.1 Agreement Subject to Plan
     The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.
4.2 Administration
     The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, modify or revoke any such procedures. Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued employment between the Employee and the Company (or any of its Subsidiaries).
4.3 Notices
     Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to the Employee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section, either party may hereafter designate a different address for notices to be given. Any notice that is required to be given to Employee shall, if Employee is then deceased, be given to Employee’s Beneficiary or personal representative if such individual has previously informed the Company of his status and address by written notice under this Section.
4.4 Code Section 409A
     The PU Awards granted hereunder are intended to comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and this Agreement shall be interpreted accordingly. However, if at any time the Committee or the Company determines that the PUs may be subject to Section 409A, the Committee or the Company shall have the right, in its sole discretion, to amend this Agreement as it may determine is necessary or desirable for the PUs to satisfy the requirements of Section 409A.
4.5 Construction
     This Agreement, the Award Notice and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

Employee	Avery Dennison Corporation

*___________________________________________	By:	*

President and Chief Executive Officer

Address*:
____________________________________________	By: Secretary	*
* Refer to attached Award Notice

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